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                               Bancorp Hawaii, Inc.
      Exhibit 11 - Statement Regarding Computation of Per Share Earnings
                          Three Months Ended March 31

                                                                   Fully
                                                   Primary        Diluted
                                                -------------- -------------
    1994
    ----
    Net Income                                    $34,392,000   $34,392,000
                                                ============== =============

    Daily Average Shares Outstanding               42,467,686    42,467,686
    Shares Assumed Issued for Stock Options (1)       476,025       490,705
                                                -------------- -------------
                                                   42,943,711    42,958,391
                                                ============== =============
    Earnings Per Common Share and
      Common Share Equivalents                          $0.80         $0.80
                                                ============== =============


    1993
    ----
    Net Income                                    $32,975,000   $32,975,000
                                                ============== =============

    Daily Average Shares Outstanding               42,176,823    42,176,823
    Shares Assumed Issued for Stock Options (1)       690,033       768,506
                                                -------------- -------------
                                                   42,866,856    42,945,329
                                                ============== =============
    Earnings Per Common Share and
      Common Share Equivalents                          $0.77         $0.77
                                                ============== =============

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